Exhibit 99.1

CONTACT:	Daniel T. Hendrix President and Chief Executive Officer Patrick C. Lynch Chief Financial Officer (770) 437-6800

FOR IMMEDIATE RELEASE	Financial Dynamics: Christine Mohrmann, Lindsay Hatton (212) 850-5600

INTERFACE REPORTS THIRD QUARTER 2003 RESULTS
-- Operating Income Improved 7.1% Versus Third Quarter 2002 --
-- Debt Reduced by $16.2 Million During the Quarter --

ATLANTA, Georgia, October 22, 2003 - Interface, Inc. (Nasdaq: IFSIA), a worldwide interiors products and services company, today announced results for the third quarter ended September 28, 2003.

Sales in the third quarter 2003 were $237.1 million, compared with $231.3 million in the third quarter 2002.  Operating income was $8.0 million in the third quarter 2003, versus $7.5 million in the third quarter 2002.  Loss from continuing operations was $2.1 million, or $0.04 per share, in the third quarter 2003, compared with a loss from continuing operations of $1.8 million, or $0.03 per share, in the third quarter 2002.  Loss from discontinued operations, including an $8.8 million after-tax loss on the disposal of those operations, was $11.2 million in the third quarter 2003, versus a loss from discontinued operations of $1.0 million in the same period a year ago.  Net loss for the third quarter 2003 was $13.4 million, or $0.27 per share, compared with a third quarter 2002 net loss of $2.7 million, or $0.05 per share.

“In the third quarter of 2003, we continued to make significant improvements which strengthened our business,” said Daniel T. Hendrix, President and Chief Executive Officer.  “We have focused on generating top line momentum by remaining committed to our market segmentation strategy, the results of which were evident this quarter in revenue growth throughout most areas of our business.  In addition, we made efforts to streamline our operations and improve our cost structure, resulting in a 7.1% year-over-year increase in operating income during the third quarter.  Although many of our end markets have yet to recover from the continued weakness in the economy, we have been taking proactive measures to position our business for recovery.”

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INTERFACE REPORTS THIRD QUARTER 2003 RESULTS                                                                                  - 2 -

Mr. Hendrix continued, “Our worldwide modular business performed strongly this quarter, with an 8.7% year-over-year increase in revenues primarily resulting from our ability to take share and capitalize on opportunities in the corporate office, education and healthcare markets.  After returning to operating profitability in the second quarter of this year, our broadloom business posted a significant year-over-year increase in operating income in the third quarter, largely as a result of our cost-cutting initiatives and improvements in manufacturing efficiencies.  Although our fabrics business remained flat this quarter, we have completed the restructuring initiatives that will fortify this business and position it for sustained long-term growth.”

For the first nine months of 2003, sales were $681.3 million, compared with $691.8 million for the same period a year ago.  Operating income for the 2003 nine-month period was $8.3 million (which includes $4.6 million of restructuring charges), versus operating income of $31.2 million for the comparable 2002 nine-month period.  During the 2003 nine-month period, loss from continuing operations was $15.1 million, or $0.30 per share, compared with a loss from continuing operations of $0.4 million, or $0.01 per share, in the same period a year ago.  Net loss for the 2003 nine-month period was $29.2 million, or $0.58 per share, compared with a net loss of $57.5 million, or $1.15 per share, for the first nine months of 2002.  During the first nine months of 2002, the Company’s implementation of SFAS No. 142 resulted in an after-tax write-down of $55.4 million, or $1.11 per diluted share, primarily related to the impairment of goodwill.

Patrick C. Lynch, Vice President and Chief Financial Officer of Interface, commented, “As a result of the strategic initiatives we implemented in the third quarter, our business is stronger and more efficient.  During the third quarter, we completed the sale of Interface Architectural Resources, our raised/access flooring business, which should improve our overall profitability and enhance our free cash flow generation going forward.  In addition, we continued to strengthen our balance sheet by reducing debt by $16.2 million during the third quarter.”

Mr. Hendrix continued, “We are pleased to announce the addition of a new member to our Board of Directors.  Edward C. Callaway is currently the Chairman of Crested Butte Mountain Resort, Inc. in Colorado, and previously served as its President and Chief Executive Officer from 1987 to 2002.  In addition, Edward is actively involved with The Considine Companies, a commercial real estate development business based in Denver.  Edward graduated from Dartmouth College before earning a Masters Degree in Accounting from New York University and a Masters of Business Administration Degree from Stanford University.  His wide array of business and management expertise will provide an invaluable contribution to our Board of Directors.  Edward will join the Board effective today, and is replacing Len Saulter, who is retiring after more than 16 years of service as a director.”

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INTERFACE REPORTS THIRD QUARTER 2003 RESULTS                                                                                  - 3 -

Mr. Hendrix concluded, “We are encouraged by our third quarter results and we look forward to maintaining this positive momentum into the final months of fiscal 2003.  We remain committed to the strategic priorities that will allow our business to prosper, such as our market segmentation strategy, our ongoing cost management initiatives, and our focus on generating free cash flow to reduce debt.”

The Company will host a conference call tomorrow, October 23, 2003, at 9:00 a.m. Eastern Time, to discuss its third quarter 2003 results.  The conference call will be simultaneously broadcast  live over the Internet. Listeners may access the conference call live over the Internet at http://www.firstcallevents.com/service/ajwz390484001gf12.html or through the Company’s website at http://www.interfaceinc.com/results/investor/.  The archived version of the conference call will be available at these sites beginning approximately one hour after the call ends through October 23, 2004 at 11:59 p.m. Eastern Time.

Interface, Inc. is a recognized leader in the worldwide interiors market, offering floorcoverings and fabrics.  The Company is committed to the goal of sustainability and doing business in ways that minimize the impact on the environment while enhancing shareholder value.  The Company is the world’s largest manufacturer of modular carpet under the Interface, Heuga, Bentley and Prince Street brands, and through its Bentley Mills and Prince Street brands, enjoys a leading position in the high quality, designer-oriented segment of the broadloom carpet market.  The Company provides specialized carpet replacement, installation, maintenance and reclamation services through its Re:Source Americas service network.  The Company is a leading producer of interior fabrics and upholstery products, which it markets under the Guilford of Maine, Stevens Linen, Toltec, Intek, Chatham, Camborne and Glenside brands.  In addition, the Company provides specialized fabric services through its TekSolutions business and produces InterCell brand raised/access flooring systems.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the other matters set forth in this news release are forward‑looking statements.  The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including risks and uncertainties associated with economic conditions in the commercial interiors industry as well as the risks and uncertainties discussed under the heading “Safe Harbor Compliance Statement for Forward-Looking Statements” in Item 1 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2002, which discussion is incorporated herein by this reference, including, but not limited to, the discussion of specific risks and uncertainties under the headings “We compete with a large number of manufacturers in the highly competitive commercial floorcovering products market, and some of these competitors have greater financial resources than we do,” “Sales of our principal products may be affected by cycles in the construction and renovation of commercial and institutional buildings,” “Our continued success depends significantly upon the efforts, abilities and continued service of our senior management executives and our design consultants,” “Our substantial international operations are subject to various political, economic and other uncertainties,” “Our Chairman, together with other insiders, currently has sufficient voting power to elect a majority of our Board of Directors,” “Large increases in the cost of petroleum-based raw materials, which we are unable to pass through to our customers, could adversely affect us,” “Unanticipated termination or interruption of any of our arrangements with our primary third- party suppliers of synthetic fiber could have a material adverse effect on us,” and “Our Rights Agreement could discourage tender offers or other transactions that could result in shareholders receiving a premium over the market price for our stock.”  Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made.  The Company assumes no responsibility to update or revise forward-looking statements made in this press release and cautions readers not to place undue reliance on any such forward-looking statements.

- TABLES FOLLOW -

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INTERFACE REPORTS THIRD QUARTER 2003 RESULTS                                                                                  - 4 -

Consolidated Statements of Income	Three Months Ended		Nine Months Ended
(in thousands, except per share data)	28-Sep-03	29-Sep-02	28-Sep-03	29-Sep-02

Net Sales	$237,094	$231,315	$681,268	$691,759
Cost of Sales	171,862	166,666	495,466	492,196
Gross Profit	65,232	64,649	185,802	199,563
Selling, General & Administrative Expenses	57,201	57,151	172,911	168,400
Restructuring Charge	-	-	4,555	-
Operating Income	8,031	7,498	8,336	31,163
Interest Expense	11,033	10,573	31,426	31,739
Other Expense, Net	155	-	592	380
Income (Loss) Before Taxes	(3,157)	(3,075)	(23,682)	(956)
Income Tax Expense (Benefit)	(1,011)	(1,293)	(8,554)	(534)
Income (Loss) from Continuing Operations	(2,146)	(1,782)	(15,128)	(422)
Discontinued Operations, Net of Tax	(2,417)	(967)	(5,201)	(1,656)
Loss on Disposal, Net of Tax	(8,825)	-	(8,825)	-
Income (Loss) before Change in Accounting Principle	(13,388)	(2,749)	(29,154)	(2,078)
Cumulative Effect of Change, Net of Tax	-	-	-	(55,380)
Net Income (Loss)	$(13,388)	$(2,749)	$(29,154)	$(57,458)

Earnings Per Share – Basic and Diluted
Continuing Operations	$(0.04)	$(0.03)	$(0.30)	$(0.01)
Discontinued Operations	(0.05)	(0.02)	(0.10)	(0.03)
Loss on Disposal	(0.18)	-	(0.18)	-
Cumulative Effect of Change in Accounting Principle	-	-	-	(1.11)
Earnings Per Share – Basic and Diluted	$(0.27)	$(0.05)	$(0.58)	$(1.15)

Common Shares Outstanding, Basic and Diluted	50,273	50,251	50,247	50,148

Consolidated Condensed Balance Sheets
(In thousands)			28-Sep-03	29-Dec-02
Assets
Cash			$22,567	$34,134
Accounts Receivable			176,453	137,486
Inventory			143,977	134,656
Other Current Assets			40,249	42,953
Assets of Business Held for Sale			-	17,492
Total Current Assets			383,246	366,721
Property, Plant & Equipment			207,225	213,059
Other Assets			286,178	283,730
Total Assets			$876,649	$863,510

Liabilities
Current Liabilities			$173,721	$168,912
Long-Term Debt			5,502	-
Senior and Senior Subordinated Notes			445,000	445,000
Other Liabilities			43,146	25,427
Total Liabilities			667,369	639,339
Shareholders’ Equity			209,280	224,171
Total Liabilities and Shareholders’ Equity			$876,649	$863,510

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